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                                                                    EXHIBIT 99.6

                             FOR:            PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                             CONTACT:        JOE M. GUERRA
                                             CHIEF FINANCIAL OFFICER
                                             PLAY-BY-PLAY TOYS & NOVELTIES, INC.
FOR IMMEDIATE RELEASE                        (210) 829-4666


  PLAY-BY-PLAY TOYS & NOVELTIES, INC. RECEIVES NOTICE OF TERMINATION ON TWO
           LICENSING AGREEMENTS WITH WARNER BROS. CONSUMER PRODUCTS --COMPANY ALSO REVIEWING STRATEGIC ALTERNATIVES INCLUDING THE SALE OF
                        FUN SERVICES FRANCHISE BUSINESS--


SAN ANTONIO, TX, JULY 23, 2001-- PLAY-BY-PLAY TOYS & NOVELTIES, INC. (OTCBB:
PBYP) today announced that it received notices of termination from Warner Bros. Consumer Products ("Warner Bros.") for two entertainment character licensing agreements due to the non-payment by the Company of scheduled royalties due June 30, 2001 totaling approximately $1.2 million, and as a result of the court-ordered cancellation of existing surety bonds securing payment of the guaranteed royalty obligations totaling $10.8 million under the two licensing agreements. On June 7, 2001, the issuer of the surety bonds, Amwest Surety Insurance Company ("ASIC") became the subject of an Order of Liquidation, Declaration of Insolvency, and Injunction by the District Court of Lancaster County, Nebraska. The court appointed a liquidator who was authorized to take possession and control of all assets of ASIC and administer them under the general supervision of the court. Further, the Order of Liquidation provided for the cancellation of bonds issued by ASIC effective July 6, 2001.

Of the two agreements subject to the termination notices, one provided licensing rights for Looney Tunes and other characters for amusement and retail distribution channels in Europe, Middle East and Africa ("EMEA") and the other agreement provided worldwide licensing rights for Baby Looney Tunes ("BLT") characters for mass-market retail distribution. Sales of merchandise under the EMEA and BLT agreements for the nine-months ended April 30, 2001 totaled $7.4 million and $1.7 million, respectively.

Since the inception of the agreements and through the amended and extended terms of the agreements, revenues under both agreements have been insufficient to allow the Company to earn out the guaranteed royalty commitments. As a result, over the past two years, the Company has recorded significant charges to write-off significant portions of the guaranteed minimum royalties on these two licensing agreements. Additionally, over the past two years, the Company has engaged in discussions with Warner Bros. relative to restructuring the minimum guaranteed royalty obligations under these two licensing agreements. While the Company has succeeded in securing extensions of the terms and the periods for the payment of the minimum guaranteed royalty obligations under the two licensing agreements, it has not succeeded in securing any reductions of the royalty obligations from the licensor.

The Company currently does not have sufficient cash or borrowing availability under its credit facilities to satisfy these past due obligations. If the Company is not able to restructure or modify the terms of these material licensing agreements and the licensor elects not to continue to provide licensing


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rights to the Company pursuant to these licensing agreements, this would have an immediate and material adverse impact on the Company.

The Company is in discussions with prospective buyers interested in purchasing the Company's Fun Services Franchise business. Due to the Company's financial condition and as a result of defaults existing under its senior debt and subordinated debentures, the Company has not been able to fund letters of credit to purchase merchandise for its Fun Services 2001 Christmas Season orders. As a result, the Company has determined to sell the business and related assets, consisting principally of inventory and accounts receivable. Absent the ability to fund its purchasing requirements for the upcoming season or the sale of the business, the Company may be forced to release its franchisees from their franchise agreements and purchasing commitments resulting in the loss of $4 million to $5 million of revenues for the upcoming Christmas season. The Company's Fun Services division had sales of $6.5 million during FY 2000. There can be no assurance that the Company will be able to complete a transaction to sell the Fun Services business in a timely manner.

The Company is currently pursuing other strategic alternatives including the sale of its European and Puerto Rican business units and certain real estate holdings in an effort to reduce debt levels and provide working capital to fund the Company's core operations. Similar to its Fun Services business, the Company faces financing issues with respect to its Puerto Rican business unit and currently does not have available funding to open letters of credit for the 2001 Christmas season funding. The Company is currently evaluating proposals from third-party financial firms concerning representing the Company in any such sale or other disposition of these two business units.

On a related note, on June 15, 2001, the Company completed the sale of Val Verde Vending, its amusement game machine division, to Game Vendors of San Antonio, Texas.

PlayoByoPlay Toys & Novelties, Inc. designs, develops, markets and distributes a broad line of quality stuffed toys, novelties and consumer electronics based on its licenses for popular children's entertainment characters, professional sports team logos and corporate trademarks. The Company also designs, develops and distributes electronic toys and non-licensed stuffed toys, and markets and distributes a broad line of non-licensed novelty items. Play-By-Play has license agreements with major corporations engaged in the children's entertainment character business.


Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with the Company's liquidity and capital resources, relationships with licensors, competitive and economic factors, price changes by competitors, ability to manage growth, ability to source products, international trade relations, management of quarter to quarter results, increase in costs of raw materials, timing of technological advances by the Company and its competitors, lack of acceptance by consumers of new products, and the other factors discussed in the "Risk Factors" section of the Company's Form 10-K dated July 31, 2000. Updated information will be periodically provided by the Company as required by the Securities Exchange Act of 1934.



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